News Release

SINCLAIR REPORTS FIRST QUARTER 2022 FINANCIAL RESULTS

BALTIMORE (May 4, 2022) - Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the "Company" or "Sinclair," today reported financial results for the three months ended March 31, 2022.

First Quarter Highlights:
•Broadcast & Other advertising revenue increased 7% from the same period a year ago.
•Effective March 1, 2022, recapitalized debt obligations of Diamond Sports Group ("DSG"), a subsidiary of the Company, including raising additional capital, solidifying its capital position. In connection with the recapitalization, DSG agreed to changes to the composition of its Board of Managers, resulting in deconsolidation of the local sports segment from the Company's financial statements and accounting for DSG under the equity method of accounting. As a result, the Company recognized a $3.4 billion non-cash pre-tax gain on asset dispositions.
•Monetized approximately $40 million of investments, generating an annualized return of 30% and a Multiple on Invested Capital (MOIC) of 1.8x.

CEO Comment:
"Sinclair progressed on a number of fronts during the quarter, making important strides in advancing key initiatives," said Chris Ripley, Sinclair's President & Chief Executive Officer. "Political advertising is off to a strong start, exceeding our expectations for the first quarter and helping drive our Broadcast and Other first quarter media revenue to the upper end of its guidance range. We believe this is a good indicator of how strong this year's political cycle can be and gives us confidence that we can achieve a record amount of political advertising for a mid-term election year."

Ripley continued, "The progress on our initiatives for future growth continues to advance. Our Compulse 360 omni-channel digital advertising ecosystem, offering the ability to run local campaigns at scale, is gaining traction and is expected to see significant growth this year and into the future, as we add incremental functionality and features. Also, we will be launching this year the first commercial datacasting service using the NextGen (ATSC 3.0) technology, an important business use case that will demonstrate the potential for broadcasters to grow beyond broadcast."

Ripley concluded, "We remain committed to bringing value to our shareholders through a number of different avenues. Utilizing our strong free cash flow, we intend to continue to invest for the future, through actions to grow organically, whether it be content or technology, as well as through strategic and synergistic investments and acquisitions that will help drive profitability in the years ahead. Importantly, we will not hesitate to monetize our assets, when appropriate, and when most beneficial for our stakeholders."

Recent Company Developments:

Transactions:
•In March, Tejas Networks (BSE: 540595, NSE: TEJASNET), part of the Tata Group, signed a definitive agreement to acquire approximately 65% of the shares of Saankhya Labs Private Ltd. Bangalore (“Saankhya”), in cash with the approximately 35% balance to be acquired subsequently through a merger process. ONE Media 3.0, LLC, a wholly-owned subsidiary of the Company, owns a 49% interest in Saankhya and will sell the majority of its interest, while retaining a minority interest in Tejas. The acquisition of 65% of Saankhya shares is expected to close within the next 90 days, after which the proceedings for merger with Tejas will be initiated, subject to customary approvals in India.
•In March, Sinclair Television Group ("STG") agreed to defer a portion of its management fees from DSG for the next several years, as part of Diamond's recapitalization.
•In April, STG incurred new term B-4 loans in an aggregate principal amount of $750 million, utilizing the proceeds to refinance all of its outstanding term B-1 loans and to redeem, in full, its 5.875% Senior Notes due 2026. The term B-4 loans will mature on April 21, 2029. The Company also extended the maturity of $612.5 million of its revolving commitments to April 21, 2027.
•In May, the Company sold certain assets of Ring of Honor Entertainment, including the wrestling promotion’s extensive video library dating back to 2002, brand assets, intellectual property, production equipment and more, to an affiliate of AEW.

ESG:
•In April, the Company nominated the renowned Dr. Ben Carson, an experienced board director, former United States Presidential candidate and former Secretary of the U.S. Department of Housing and Urban Development, for election to the Company's Board of Directors, as it continues to seek to add diversity to its leadership.
•In April, the Company launched "Sinclair Green: Battery Recycling," a promotional campaign which ran throughout the month, in conjunction with Earth Month, encouraging its employees and viewers to recycle household batteries at a Batteries Plus location or through their local municipality. In addition, the Company began a pilot program to reduce the amount of batteries it uses and to recycle its battery waste.
•In April, Project Baltimore, the special investigative reporting unit of WBFF/Fox 45 News, was honored by Investigative Reporters and Editors (IRE) for its reporting on Baltimore’s failure in its public school system. This was the fourth consecutive year a Sinclair newsroom has been so honored. In addition, KUTV in Salt Lake City was an IRE finalist for their investigation into the systematic failures within Utah’s probation and parole system. Over the last three years, Sinclair's newsrooms have won a total of over 1,000 journalism awards.
•In April, the Company raised over $215,000, including a $50,000 donation from Sinclair, through "Sinclair Cares: Ukraine Relief," a fundraising partnership with Global Red Cross to help with their humanitarian relief efforts in Ukraine and neighboring countries.
•In April, the Company's television stations were honored with a total of six National Headliner Awards, including top honors in the Public Service and Health/Science categories.

Content and Distribution:
•In March, The National Desk, the Company’s national news program providing real-time national and regional news from across its television stations, added a weekend edition.
•In April, the Company reached a comprehensive distribution agreement with Charter Communications for continued carriage of Sinclair’s owned local broadcast stations, Tennis Channel, 19 Bally Sports RSN brands, Marquee Sports Network and the YES Network.

NextGen Broadcasting (ATSC 3.0):
•In April, the Company and USSI Global announced a partnership to offer the nation’s first commercial datacasting service using the NextGen Broadcast standard (ATSC 3.0). The pilot program will deliver local content, advertising, and data files to the rapidly growing Electric Vehicle Charging station market.
•As of the end of April, the Company has launched NextGen TV in 29 markets, including recent launches in West Palm Beach, FL; Charleston, SC; Flint, MI; Albany, NY; Richmond, VA; and Omaha, NE.

Three Months Ended March 31, 2022 Consolidated Financial Results:
Effective March 1, 2022, the local sports segment comprised of the Company's regional sports networks (RSNs), which are owned and operated by DSG and its direct and indirect subsidiaries, has been deconsolidated from the Company's financial statements and accounted for under equity method of accounting. The financial results include two months of the local sports segment for the first quarter of 2022 and three months for the first quarter 2021.

•Total revenues decreased 14.8% to $1,288 million versus $1,511 million in the prior year period. Media revenues decreased 14.8% to $1,275 million versus $1,497 million in the same period a year ago.
•Total advertising revenues of $371 million were in line with $371 million of advertising revenues in the prior year period. Core advertising revenues, which excludes political revenues, in the first quarter of $354 million were down 4% versus $367 million in the prior year period.
•Distribution revenues of $873 million decreased versus $1,109 million in the same period a year ago.
•Operating income of $3,459 million, including non-recurring costs for transaction and transition services, COVID, legal, and regulatory costs of $6 million and a $3,351 million gain on asset dispositions relating to deconsolidating DSG's net liability ("Adjustments"), increased versus operating income of $35 million in the prior year period, which included Adjustments of $32 million. Operating income, when excluding Adjustments, increased 70% to $114 million from operating income of $67 million for the same prior-year period.
•Net income attributable to the Company was $2,587 million versus net loss of $12 million in the prior year period. Excluding Adjustments, the Company had net income of $27 million. Adjusted EBITDA, which excludes Adjustments, increased 40% to $254 million from $182 million in the prior year period.
•Diluted earnings per common share was $35.39 as compared to diluted loss per common share of $0.16 in the prior year period. On a diluted share basis, the impact of Adjustments in the three months ending March 31, 2022 was $35.02, and the impact of Adjustments in the three months ending March 31, 2021 was $(0.34).

Consolidated and Segment Highlights
The highlights below include the divestiture of WDKA and KBSI in the Cape Girardeau MO/Paducah KY market (February 1, 2021), the acquisition of ZypMedia (February 5, 2021), the divestiture of the license assets in Harlingen, TX (May 24, 2021), the divestiture of Triangle Sign and Service (June 2, 2021), and the divestiture of Sinclair's radio stations in the Seattle, WA market (September 27, 2021).

Segment financial information is included in the following tables for the periods presented. The Broadcast segment consists primarily of broadcast television stations, which the Company owns, operates or to which the Company provides services. The Local Sports segment consists primarily of the RSNs and is included in the first quarter 2022 results for January and February only due to the March 1, 2022 deconsolidation of the segment from the Company's financial statements. Other includes corporate, original networks and content, including Tennis Channel, non-broadcast digital and internet solutions, technical services, and other non-media investments.

Three months ended March 31, 2022	Broadcast		Other and Corporate	Local Sports		Eliminations		Consolidated
($ in millions)
Revenue Highlights:
Distribution revenue	$392		$48	$433		$—		$873
Advertising revenue	282		68	44		(23)		371
Other media revenue	47	(a)	4	5		(25)	(a)	31
Media revenues	$721	(a)	$120	$482		$(48)	(a)	$1,275
Non-media revenue	—		14	—		(1)		13
Total revenues	$721	(a)	$134	$482		$(49)	(a)	$1,288

Expense Highlights:
Media programming & production expenses and media selling, general and administrative expenses	$506		$89	$431	(a)	(48)	(a)	978
Sports rights amortization included in media production expenses	—		—	326		—		326
Non-media expenses	—		14	—		(1)		13
Corporate general and administrative expenses	43		3	1		—		47

Other Highlights:
Sports rights payments	—		—	325		—		325
Program contract payments	22		4	—		—		26
Capital expenditures(b)	16		2	2		—		20
Interest expense (net) (c)	1		42	68		(3)		108
Adjusted EBITDA(d)								254
(a)Broadcast segment other media revenue includes $24 million of management and incentive fees for services provided by the Broadcast segment to the Local Sports segment in January and February under a management services agreement. Local Sports segment media expenses include $24 million of management and incentive fees for services provided by the Broadcast segment to the Local Sports segment in January and February under a management services agreement. Such amounts are eliminated in consolidation. Broadcast segment other media revenue includes $5 million of management and incentive fees for services provided by the Broadcast segment to DSG in March under a management services agreement which are not eliminated due to the deconsolidation of the Local Sports segment as of March 1, 2022.
(b)Capital expenditures exclude $1 million of repack capital expenditures expected to be reimbursed in the future from the TV Broadcaster Relocation Fund administered by the FCC.
(c)Interest expense excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.
(d)Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, and non-recurring transaction and transition service, COVID, legal, litigation and regulatory costs, as well as certain non-cash items such as stock-based compensation expense, sports rights amortization; less sports rights payments, program contract payments and non-cash gain on asset dispositions. Refer to the reconciliation on the last page of this press release and the Company's website.

Three months ended March 31, 2021	Broadcast		Other and Corporate	Local Sports		Eliminations		Consolidated
($ in millions)
Revenue Highlights:
Distribution revenue	$361		$50	$698	(a)	$—		$1,109
Advertising revenue	267		40	65		(1)		371
Other media revenue	37	(b)	2	5		(27)	(b)	17
Media revenues	$665	(b)	$92	$768		$(28)	(b)	$1,497
Non-media revenue	—		16	—		(2)		14
Total revenues	$665	(b)	$108	$768		$(30)	(b)	$1,511

Expense Highlights:
Media programming & production expenses and media selling, general and administrative expenses	$478		$64	$722	(b)	$(28)	(b)	$1,236
Sports rights amortization included in Media production expenses	—		—	552		—		552
Non-media expenses	—		18	—		(1)		17
Corporate general and administrative expenses	55		3	3		—		61

Other Highlights:
Sports rights payments	—		—	607		—		607
Program contract payments	22		3	—		—		25
Capital expenditures(c)	6		3	7		—		16
Interest expense (net)(d)	1		41	100		—		142
Adjusted EBITDA(e)								182
(a)Local Sports segment distribution revenue includes $19 million for the accrual of rebates to distributors tied to minimum game guarantees. Sports rights payments includes approximately $67 million of lower payments to and rebates from teams for sports rights overpayments tied to minimum game guarantees.
(b)For the quarter ended March 31, 2021, Broadcast segment other media revenue includes $27 million of management and incentive fees for services provided by the Broadcast segment to the Local Sports segment under a management services agreement and Other; the Local Sports segment includes $26 million of selling, general, and administrative expenses for services provided by the Broadcast segment to the Local Sports segment; and Other includes $1 million of selling, general, and administrative expenses for services provided by the Broadcast segment. Such amounts are eliminated in consolidation.
(c)Capital expenditures exclude $4 million of repack capital expenditures expected to be reimbursed in the future from the TV Broadcaster Relocation Fund administered by the FCC.
(d)Interest expense excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.
(e)Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, and non-recurring transaction and transition service, COVID, legal, litigation and regulatory costs, as well as certain non-cash items such as stock-based compensation expense and sports rights amortization; less sports rights payments and program contract payments. Refer to the reconciliation on the last page of this press release and the Company's website.

Consolidated Balance Sheet and Cash Flow Highlights of the Company:
•Total Company debt as of March 31, 2022 was $4,398 million.
•Cash and cash equivalents for the Company as of March 31, 2022 was $521 million.

~~•~~As of March 31, 2022, 47.9 million Class A common shares and 23.8 million Class B common shares were outstanding, for a total of 71.7 million common shares.

•In March, the Company increased its quarterly dividend per share by 25% and paid a $0.25 per share quarterly cash dividend to its shareholders.

•Routine capital expenditures for the first quarter of 2022, excluding DSG's capital expenditures, were $18 million, with another $1 million related to the spectrum repack.

Notes:
Certain reclassifications have been made to prior years' financial information to conform to the presentation in the current year.

Outlook:
The Company currently expects to achieve the following results for the three months ending June 30, 2022 and the twelve months ending December 31, 2022. These results do not include the Company's former Local Sports segment, which has been deconsolidated as of March 1, 2022. Additional outlook for DSG financial results for the three months ending June 30, 2022 and the twelve months ending December 31, 2022 can be found on the Company's website www.SBGI.net.

For the three months ending June 30, 2022 ($ in millions)	Broadcast	Other and Corporate	Elimination	Consolidated
Revenue Highlights:
Core advertising revenue				$314 to 322
Political revenue				36 to 45
Advertising revenue	$300 to 316	$69 to 71	$(20)	$350 to 367
Distribution revenue	389 to 390	47	—	435 to 436
Other media revenue	32	5	(1)	37
Media revenues	721 to 738	121 to 123	(20)	822 to 840
Non-media revenue	—	12	(5)	6
Total revenues	$721 to 738	132 to 134	$(25)	$828 to 847

Expense Highlights:
Media programming & production expenses and media selling, general and administrative expenses	$515 to 518	$122	$(21)	$616 to 618
Non-media expenses	—	16	(3)	13
Corporate overhead				36
Stock-based compensation and non-recurring costs for transaction, legal, litigation and regulatory fees included in corporate and media expenses above				18
Depreciation, intangible & programming amortization				87

Other Highlights:
Program contract payments				28
Interest expense (net)(a)				49
Income tax provision				Approximately 80% effective tax rate
Net cash tax refunds				Approximately $144 million
Other items(b)				32
Total capital expenditures, including repack				30 to 34
Repack capital expenditures				Less than $1 million
Adjusted EBITDA(c)				$153 to 170
Note: Certain amounts may not summarize to totals due to rounding differences.
(a)Interest expense excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.
(b)Other items include cash distributions from equity investments, cash payments made to non-controlling interest holders, and other cash income and expenses.
(c)Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, plus impairment loss and non-recurring transaction and transition service, COVID, legal, litigation and regulatory costs, as well as certain non-cash items such as stock-based compensation expense and sports rights amortization; less sports rights payments and programming payments. Refer to the reconciliation on the last page of this release and the Company's website.

For the twelve months ending December 31, 2022 ($ in millions)	Broadcast	Other and Corporate	Elimination	Consolidated(a)
Revenue Highlights:
Media revenues		$499
Non-media revenue		57	(8)	49

Expense Highlights:
Media programming & production expenses and media selling, general and administrative expenses	$2,076 to 2,084	$439	$(91)	$2,424 to 2,432
Non-media expenses	—	65	(5)	60
Corporate overhead				146
Stock-based compensation and non-recurring costs for transaction, legal, litigation and regulatory fees included in corporate and media expenses above				71
Depreciation, intangible & programming amortization				356

Other Highlights:
Program contract payments				107
Interest expense (net)(b)				208
Income tax provision				Approximately 25% effective tax rate
Net cash tax refunds				Approximately $143 million
Other items(c)				96
Total capital expenditures, including repack				98 to 108
Repack capital expenditures				1
Note: Certain amounts may not summarize to totals due to rounding differences.
(a)Consolidated outlook excludes the local sports segment, which was deconsolidated March 1, 2022.
(b)Interest expense excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.
(c)Other items include cash distributions from equity investments, cash payments made to non-controlling interest holders, and other cash income and expenses.

Sinclair Conference Call:
The senior management of Sinclair will hold a conference call to discuss the Company's first quarter 2022 results on Wednesday, May 4, 2022, at 9:00 a.m. ET, followed by a discussion of DSG's first quarter 2022 results. The call will be webcast live and can be accessed at www.sbgi.net under "Investors/ Webcasts." After the call, an audio replay will remain available at www.sbgi.net. The press and the public will be welcome on the call in a listen-only mode. The dial-in number is (888) 506-0062, with entry code 976184.

About Sinclair:
Sinclair is a diversified media company and a leading provider of local sports and news. The Company owns and/or operates 21 regional sports network brands; owns, operates and/or provides services to 185 television stations in 86 markets; owns multiple national networks including Tennis Channel and Stadium; and has TV stations affiliated with all the major broadcast networks. Sinclair’s content is delivered via multiple platforms, including over-the-air, multi-channel video program distributors, and digital and streaming platforms NewsOn and STIRR. The Company regularly uses its website as a key source of Company information which can be accessed at www.sbgi.net.

Sinclair Broadcast Group, Inc. and Subsidiaries
Preliminary Unaudited Consolidated Statements of Operations
(In millions, except share and per share data)

	Three Months Ended March 31,
	2022	2021
REVENUES:
Media revenues	$1,275	$1,497
Non-media revenues	13	14
Total revenues	1,288	1,511

OPERATING EXPENSES:
Media programming and production expenses	758	1,023
Media selling, general and administrative expenses	220	213
Amortization of program contract costs	25	23
Non-media expenses	13	17
Depreciation of property and equipment	28	28
Corporate general and administrative expenses	47	61
Amortization of definite-lived intangible and other assets	93	125
Gain on asset dispositions and other, net of impairment	(3,355)	(14)
Total operating (gains) expenses	(2,171)	1,476
Operating income	3,459	35

OTHER INCOME (EXPENSE):
Interest expense including amortization of debt discount and deferred financing costs	(115)	(151)
Income from equity method investments	12	9
Other (expense) income, net	(60)	124
Total other expense, net	(163)	(18)
Income before income taxes	3,296	17
INCOME TAX (PROVISION) BENEFIT	(687)	9
NET INCOME	2,609	26
Net income attributable to the redeemable noncontrolling interests	(4)	(4)
Net income attributable to the noncontrolling interests	(18)	(34)
NET INCOME (LOSS) ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP	$2,587	$(12)
EARNINGS PER COMMON SHARE ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP:
Basic earnings (loss) per share	$35.40	$(0.16)
Diluted earnings (loss) per share	$35.39	$(0.16)
Basic weighted average common shares outstanding (in thousands)	73,089	74,389
Diluted weighted average common and common equivalent shares outstanding (in thousands)	73,101	74,389

The Company considers Adjusted EBITDA to be an indicator of the operating performance of its assets. The Company also believes that Adjusted EBITDA is frequently used by industry analysts, investors and lenders as a measure of valuation.

Non-GAAP measures are not formulated in accordance with GAAP, are not meant to replace GAAP financial measures and may differ from other companies’ uses or formulations. The Company does not provide reconciliations on a forward-looking basis. Further discussions and reconciliations of the Company's non-GAAP financial measures to comparable GAAP financial measures can be found on its website www.SBGI.net.

Sinclair Broadcast Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measurements - Unaudited
All periods reclassified to conform with current year GAAP presentation
(in millions)

	Three Months Ended March 31,
	2022	2021
Adjusted EBITDA
Net income (loss) attributable to Sinclair Broadcast Group	$2,587	$(12)
Add: Income from redeemable noncontrolling interests	4	4
Add: Income from noncontrolling interests	18	34
Add: Income tax provision (benefit)	687	(9)
Add: Other expense (income)	6	(1)
Add: Income from equity method investments	(12)	(9)
Add: Loss (income) from other investments and impairments	54	(123)
Add: Interest expense	115	151
Less: Interest income	(1)	—
Less: Gain on asset dispositions and other, net of impairment	(3,355)	(14)
Add: Amortization of intangible assets & other assets	93	125
Add: Depreciation of property & equipment	28	28
Add: Stock-based compensation	24	33
Add: Amortization of program contract costs	25	23
Less: Cash film payments	(26)	(25)
Add: Amortization of sports programming rights	326	552
Less: Cash sports programming rights payments	(325)	(607)
Add: Transaction and transition service, COVID, legal and other non-recurring expense	6	32
Adjusted EBITDA	$254	$182

Forward-Looking Statements:
The matters discussed in this news release, particularly those in the section labeled "Outlook," include forward-looking statements regarding, among other things, future operating results. When used in this news release, the words "outlook," "intends to," "believes," "anticipates," "expects," "achieves," "estimates," and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions set forth therein, but not limited to, the potential impacts of the COVID-19 pandemic on the Company's business operations, financial results and financial position and on the world economy, the impact of changes in national and regional economies, the Company's ability to generate cash to service its substantial indebtedness, the completion of the FCC spectrum repack, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, the successful execution of retransmission consent agreements, the successful execution of network and MVPD affiliation agreements, the impact of OTT and other emerging technologies and their potential impact on cord-cutting, the impact of MVPDs, vMVPDs, and OTT distributors offering "skinny" programming bundles that may not include all programming of the Company's networks, the Company's ability to identify and consummate acquisitions and investments and to achieve anticipated returns on those investments once consummated, the impact of pending and future litigation claims against the Company, the ongoing assessment of the October cybersecurity event, material legal, financial and reputational risks resulting from a breach of the Company's information systems, and operational disruptions due to the cybersecurity event, the impact of FCC and other regulatory proceedings against the Company, uncertainties associated with potential changes in the regulatory environment affecting the Company's business and growth strategy, and any risk factors set forth in the Company's recent reports on Form 10-Q and/or Form 10-K, as filed with the Securities and Exchange Commission. There can be no assurances that the assumptions and other factors referred to in this release will occur. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

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Investor Contacts:
Steve Zenker, VP, Investor Relations
Billie-Jo McIntire, Director, Investor Relations
(410) 568-1500

Media Contact:
Sinclair@5wpr.com